Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS THIRD QUARTER 2015 RESULTS, $0.5 BILLION IN RESTRUCTURING CHARGES TO SIMPLIFY ORGANIZATION, IMPROVE EFFICIENCY AND RATIONALIZE BUSINESSES

•	After-tax operating income of $691 million or $0.52 per diluted share; net loss of $231 million or $0.18 per share on a reported basis

•	Restructuring initiatives expected to result in pre-tax restructuring and other costs of approximately $0.5 billion for organizational simplification, operational efficiency and business rationalization, and expected to generate annualized savings of approximately $0.4 billion to $0.5 billion when fully implemented. Results for the third quarter of 2015 include approximately $274 million of pre-tax restructuring and other costs, with the remainder expected to be recognized through 2017

•	General operating expenses, operating basis (GOE), decreased 6 percent pre-tax for the first nine months of 2015, compared to the same period in 2014

•	Book value per share, excluding AOCI and DTA, of $61.91 increased 7 percent from the prior-year quarter

•	Normalized ROE, excluding AOCI and DTA, was 5.9 percent for the third quarter, and 6.9 percent for the first nine months of 2015. Operating ROE, excluding AOCI and DTA, was 3.5 percent for the third quarter, and 7.1 percent for the first nine months of 2015

•	Approximately $3.7 billion in share repurchases during the quarter; additional repurchases of approximately $602 million through the end of October 2015

•	On November 2, 2015, AIG’s Board of Directors declared a quarterly dividend of $0.28 per share

•	Further strengthened the financial flexibility of AIG Parent with distributions received by AIG Parent in the quarter from its insurance company subsidiaries totaling $2.8 billion, consisting of $2.3 billion of dividends and loan repayments, and $503 million of tax sharing payments

NEW YORK, November 2, 2015 – American International Group, Inc. (NYSE: AIG) today reported after-tax operating income of $691 million, or $0.52 per diluted share, for the third quarter of 2015, compared to $1.7 billion, or $1.19 per diluted share, in the prior-year quarter. Compared to the prior-year quarter, third quarter operating results decreased due to lower income on hedge fund investments, lower income on assets marked to fair value through earnings, including part of AIG’s holdings in People’s Insurance Company (Group) of China Limited (PICC Group) and PICC

FOR IMMEDIATE RELEASE

Property & Casualty Company Limited (PICC P&C) shares and assets in Corporate and Other. Lower GOE partially offset these decreases resulting from expense management actions surrounding a freeze of U.S. retirement plans.

On a reported basis, AIG recognized a net loss of $231 million, or $0.18 per diluted share, for the third quarter of 2015, compared to net income of $2.2 billion, or $1.52 per diluted share, for the prior-year quarter. Compared to the prior-year quarter, the third quarter net loss was primarily due to lower income on hedge fund investments and assets marked to fair value through earnings, lower realized investment gains, and lower income from settlements of non-operating litigation.

The restructuring initiatives will focus on organizational simplification, operational efficiency, and business rationalization, which are expected to generate pre-tax annualized savings of approximately $0.4 billion to $0.5 billion when fully implemented. These initiatives are expected to result in pre-tax restructuring and other costs of approximately $0.5 billion including approximately $0.3 billion of employee severance and one-time termination benefits, concentrated initially among management’s senior levels. Further staff reductions are anticipated in 2016. Approximately half of the remaining $0.2 billion relates to costs associated with modernization of information technology platforms, with the balance relating to costs associated with consolidation of legal entities and exiting lower return lines of business.

“This quarter’s results, while falling short of expectations due to market volatility, show signs that we are making progress to transform AIG for long-term competitiveness,” said Peter D. Hancock, AIG President and Chief Executive Officer. “Our strategy focuses on four major objectives: to narrow our focus on businesses where we can grow profitably, drive for efficiency, grow through innovation and optimizing our data assets, and return excess capital.”

“This quarter’s restructuring actions mark the latest significant, visible steps in our transformation toward becoming more efficient, less complex, and able to respond to our clients’ needs with greater agility. And they are consistent with our reorganization of our business around clients rather than products, and our efforts to streamline our footprint to focus on attractive opportunities, including the aging populations in the U.S. and Japan, International Property, travel insurance in China, and Japan.”

“Over the last year, we’ve taken numerous actions to divest non-core assets and sculpt both our geographic presence and operating model to ensure efficient resource allocation going forward. In the third quarter, we monetized our remaining stake in AerCap, and in October we announced an agreement to sell our operations in four Central American countries, and further consolidated policy offerings in Japan. This urgent – yet disciplined – repositioning will more closely align our product expertise and distribution channels with the needs of our clients, and position AIG for future growth opportunities.”

“We remain committed to achieving our three financial targets through 2017. We’ll continue to make select investments in technology and innovation to build sustainable competitive advantages. And lastly, we’ll continue to proactively manage our capital by using our remaining $2.9 billion repurchase authorization to return capital to shareholders. We remain confident in our strategy,” Mr. Hancock concluded.

FOR IMMEDIATE RELEASE

CAPITAL AND LIQUIDITY

•	In the third quarter of 2015, AIG sold its remaining approximately 10.7 million ordinary shares of AerCap by means of an underwritten public offering and received cash proceeds of approximately $500 million

•	In the third quarter of 2015, AIG repurchased approximately 61 million shares of AIG Common Stock for an aggregate purchase price of $3.7 billion; AIG made additional repurchases of approximately $602 million through the end of October 2015

•	In the third quarter of 2015, AIG repurchased, through cash tender offers, approximately $3.4 billion aggregate principal amount of certain debt issued or guaranteed by AIG for an aggregate purchase price of approximately $3.7 billion. As of September 30, 2015, the weighted average coupon on AIG’s financial debt is less than 5 percent and the maturity profile is significantly improved

•	In the third quarter of 2015, AIG issued $1.25 billion aggregate principal amount of 3.750% Notes due 2025, $500 million aggregate principal amount of 4.700% Notes due 2035 and $750 million aggregate principal amount of 4.800% Notes due 2045. Additionally, AIG issued $290 million aggregate principal amount and $420 million aggregate principal amount of 4.90% Callable Notes due 2045

•	AIG Parent liquidity was $11.2 billion at September 30, 2015, down from $13.9 billion at June 30, 2015, reflecting ongoing liability and capital management initiatives

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME

	Three Months Ended
	September 30,
($ in millions, except per share amounts)	2015	2014	Change
Pre-tax operating income (loss)
Insurance Operations
Commercial Insurance
Property Casualty	$569	$952	(40)%
Mortgage Guaranty	162	135	20
Institutional Markets	84	153	(45)

Total Commercial Insurance	815	1,240	(34)
Consumer Insurance
Retirement	635	1,094	(42)
Life	(40)	50	NM
Personal Insurance	62	120	(48)

Total Consumer Insurance	657	1,264	(48)

Total Insurance Operations	1,472	2,504	(41)
Corporate and Other	(613)	149	NM
Consolidations, eliminations and other adjustments	(11)	(68)	84

Pre-tax operating income	848	2,585	(67)
Income tax expense	(164)	(869)	81
Net income attributable to noncontrolling interests	7	6	17

After-tax operating income	$691	$1,722	(60)
After-tax operating income per diluted common share	0.52	1.19	(56)
Effective tax rate on Pre-tax operating income	19.3%	33.6%	(43)

All operating segment comparisons that follow are to the third quarter of 2014 unless otherwise noted.

COMMERCIAL INSURANCE

Commercial Insurance pre-tax operating income decreased 34 percent to $815 million primarily due to lower net investment income from Property Casualty and Institutional Markets as a result of lower hedge fund performance and a decline in the fair value of PICC P&C holdings.

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PROPERTY CASUALTY

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Net premiums written	$5,202	$5,509	(6)%
Net premiums earned	5,005	5,357	(7)
Underwriting income (loss)	(141)	(116)	(22)
Net investment income	710	1,068	(34)

Pre-tax operating income	$569	$952	(40)

Underwriting ratios:
Loss ratio	73.2	74.2	(1.0	)pts
Acquisition ratio	16.4	15.3	1.1
General operating expense ratio	13.1	12.6	0.5

Combined ratio	102.7	102.1	0.6

Accident year loss ratio, as adjusted	67.1	64.8	2.3
Accident year combined ratio, as adjusted	96.6	92.7	3.9
Catastrophe-related losses	$88	$262	(66)%
Severe losses	209	188	11
Prior year loss reserve development unfavorable, net of reinsurance and premium adjustments	186	226	(18)
Net reserve discount charge (benefit)	41	(16)	NM

Property Casualty pre-tax operating income decreased 40 percent to $569 million primarily due to lower net investment income and, to a lesser extent, an increased underwriting loss. The increase in the accident year loss ratio, as adjusted, reflected higher current accident year losses in healthcare and in U.S. commercial automobile liability, as well as higher attritional and severe losses in Property, partially offset by an improvement in Specialty.

The increase in the combined ratio was due to increases in the acquisition and general operating expense ratios, which more than offset the decrease in the loss ratio.

The increase in the acquisition ratio reflected higher commission expenses in certain classes of business in Specialty, partially offset by lower amortization of previously deferred costs. The increase in the general operating expense ratio was due to a lower base of net premiums earned and the acquisition of NSM Insurance Group (the expenses of which were consolidated commencing in the second quarter of 2015), partially offset by cost efficiencies, and lower pension expenses from a pension curtailment credit.

The decrease in the loss ratio was primarily due to lower catastrophe losses and a decrease in net adverse prior year loss reserve development, partially offset by higher current accident year losses, and a net loss reserve discount charge for workers’ compensation reserves compared to a benefit in the prior-year quarter.

The decrease in the net adverse prior year loss reserve development was primarily due to a decrease in Casualty net adverse prior year loss reserve development, and an increase in net favorable development in Property, partially offset by an increase in net adverse development in Specialty environmental. The movement in net reserve discount primarily reflected declines in U.S. Treasury rates used to discount workers’ compensation reserves.

FOR IMMEDIATE RELEASE

Net premiums written decreased 6 percent, primarily due to the strengthening of the U.S. dollar against the Euro, British pound and Japanese yen. Excluding the effects of foreign exchange, net premiums written decreased modestly primarily due to the continued execution of AIG’s strategy to enhance risk selection and optimize the product portfolio in U.S. Casualty. This decrease was partially offset by an increase in all other lines of business.

MORTGAGE GUARANTY

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Net premiums written	$274	$271	1%
Net premiums earned	232	227	2
Underwriting income	128	100	28
Net investment income	34	35	(3)

Pre-tax operating income	$162	$135	20

Underwriting ratios:
Loss ratio	18.1	27.8	(9.7	)pts
Acquisition ratio	8.6	7.9	0.7
General operating expense ratio	18.1	20.3	(2.2)

Combined ratio	44.8	56.0	(11.2)

Accident year loss ratio, as adjusted	25.9	33.0	(7.1)
Accident year combined ratio, as adjusted	52.6	61.2	(8.6)
Prior year loss reserve development (favorable)	$(18)	$(12)	50%
New insurance written, domestic first-lien	14,483	12,643	15

Mortgage Guaranty’s pre-tax operating income increased 20 percent to $162 million primarily due to the decline in incurred losses from lower delinquency rates and higher cure rates and an increase in premiums earned as a result of growth in new insurance written. The decrease in the general operating expense ratio was primarily due to an increase in earned premiums.

Domestic first-lien new insurance written increased 15 percent, driven by an increase in mortgage originations, primarily from refinancing activity as a result of a reduction in mortgage interest rates and improvements in existing home sales due to lower down payment requirements. New business written had an average FICO score of 752 and an average loan-to-value ratio of 92 percent.

FOR IMMEDIATE RELEASE

INSTITUTIONAL MARKETS

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$115	$108	6%
Policy fees	49	49	—
Net investment income	414	469	(12)

Total operating revenues	578	626	(8)

Benefits and expenses	494	473	4

Pre-tax operating income	$84	$153	(45)

Premiums and deposits	159	2,840	(94)

Institutional Markets pre-tax operating income decreased 45 percent to $84 million primarily due to lower net investment income driven by negative performance of alternative investments in hedge funds, and an increase in policyholder benefits resulting from a large claim in the third quarter of 2015. Premiums and deposits decreased due to a $2.5 billion separate account deposit for a stable value wrap funding agreement in the prior-year quarter.

CONSUMER INSURANCE

Consumer Insurance pre-tax operating income decreased 48 percent to $657 million primarily due to lower net investment income, which reflected negative performance of alternative investments in hedge funds, lower bond call and tender income, and lower base net investment income. The decrease in pre-tax operating income also reflected a $17 million net negative adjustment to DAC and reserve items related to an annual review of actuarial assumptions, compared to a net positive adjustment of $121 million in the prior-year quarter.

RETIREMENT

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$37	$67	(45)%
Policy fees	261	265	(2)
Net investment income	1,396	1,629	(14)
Advisory fee and other income	509	511	—

Total operating revenues	2,203	2,472	(11)

Benefits and expenses	1,568	1,378	14

Pre-tax operating income	$635	$1,094	(42)

Premiums and deposits (1)	6,625	5,863	13

(1)	Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income decreased 42 percent to $635 million primarily due to lower net investment income from negative performance of alternative investments in hedge funds, a lower net positive adjustment to DAC and reserve items related to an annual review of actuarial assumptions and higher general operating expenses. The update of actuarial assumptions resulted in a net $140 million positive adjustment to pre-tax operating income, which reflected refinements to assumptions for investment spread, terminations and expenses, compared to a net positive adjustment of $256 million in the prior-year quarter.

FOR IMMEDIATE RELEASE

LIFE

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$675	$655	3%
Policy fees	392	370	6
Net investment income	496	550	(10)
Other income	15	—	NM

Total operating revenues	1,578	1,575	—

Benefits and expenses	1,618	1,525	6

Pre-tax operating income (loss)	$(40)	$50	NM

Premiums and deposits	1,223	1,163	5
Gross life insurance in force, end of period	1,021,149	930,005	10

Life reported a pre-tax operating loss of $40 million compared to pre-tax operating income of $50 million in the prior-year period. The pre-tax operating loss included lower net investment income primarily from negative performance of alternative investments in hedge funds, mortality experience that was within pricing expectations but less favorable than the prior-year period, and a higher net negative adjustment to DAC and reserve items related to the annual review of actuarial assumptions. The net negative adjustment related to the update of actuarial assumptions of $157 million, compared to $135 million in the prior-year quarter, was primarily due to an addition to reserves for universal life with secondary guarantees, based on lower surrender rates than previously assumed for later durations.

PERSONAL INSURANCE

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Net premiums written	$3,016	$3,241	(7)%
Net premiums earned	2,819	3,059	(8)
Underwriting income	10	16	(38)
Net investment income	52	104	(50)

Pre-tax operating income	$62	$120	(48)

Underwriting ratios:
Loss ratio	53.4	53.0	0.4	pts
Acquisition ratio	28.4	26.6	1.8
General operating expense ratio	17.8	19.8	(2.0)

Combined ratio	99.6	99.4	0.2

Accident year loss ratio, as adjusted	53.0	52.7	0.3
Accident year combined ratio, as adjusted	99.2	99.1	0.1
Catastrophe-related losses	$58	$22	164%
Severe losses	—	—	NM
Prior year loss reserve development (favorable), net of reinsurance and premium adjustments	(46)	(12)	283

FOR IMMEDIATE RELEASE

Personal Insurance pre-tax operating income decreased 48 percent to $62 million primarily due to decreases in net investment income, driven by lower interest income and negative performance of alternative investments in hedge funds. The combined ratio increased due to increases in the loss ratio and acquisition ratio, partially offset by a decrease in the general operating expense ratio.

The increase in the accident year loss ratio, as adjusted, was primarily due to higher losses in automobile and personal property, partially offset by improved performance in warranty service programs. The loss ratio improvement in warranty service programs was offset by an increase in the acquisition ratio due to a related profit-sharing arrangement.

The increase in the acquisition ratio was primarily due to higher acquisition costs in warranty service programs and automobile, partially offset by lower Accident and Health direct marketing expenses.

The decrease in the general operating expense ratio primarily reflected the timing of investment in strategic initiatives together with an ongoing focus on cost efficiency.

Excluding the effects of foreign exchange, net premiums written increased by approximately 4 percent reflecting growth in all three regions, primarily driven by increases in personal property in the Americas and Asia Pacific, automobile in the Americas and EMEA, and Accident and Health business in Asia Pacific, partially offset by decreases in the warranty service programs.

CORPORATE AND OTHER

	Three Months Ended
	September 30,
($ in millions)	2015	2014	Change
Pre-tax operating income (loss):
Equity in pre-tax operating earnings of AerCap	$—	$196	NM	%
Fair value of PICC investments	(195)	(30)	NM
Income from other assets, net(1)	15	214	(93)
Corporate general operating expenses	(133)	(317)	58
Interest expense	(266)	(310)	14
Direct Investment book(1)	—	314	NM
Global Capital Markets(1)	—	58	NM
Run-off insurance lines	(54)	25	NM
Consolidation and elimination	20	(1)	NM

Pre-tax operating income (loss)	$(613)	$149	NM

(1)	As a result of the progress of the wind-down and de-risking activities of the Direct Investment book (DIB) and the derivative portfolio of AIG Financial Products Corp. and related subsidiaries included within Global Capital Markets (GCM), AIG has discontinued separate reporting of the DIB and GCM. Their results are reported within Income from other assets, net, beginning with the first quarter of 2015. This reporting aligns with the manner in which AIG manages its financial resources. Prior periods are presented in historical format for informational purposes.

Corporate and Other reported a pre-tax operating loss of $613 million compared to pre-tax operating income of $149 million in the prior-year quarter, primarily due to lower fair value appreciation on ABS CDOs as a result of widening credit spreads, and higher fair value losses in PICC P&C and PICC Group investments. In addition, the prior-year quarter included AerCap’s pre-tax operating income, which was accounted for under the equity method through the date of sale of most of AIG’s AerCap common shares in the second quarter of 2015. Partially offsetting these declines were lower corporate general operating expenses resulting from a pension curtailment credit and lower interest expense from ongoing liability management activities.

FOR IMMEDIATE RELEASE

Run-off insurance lines reported a pre-tax operating loss of $54 million compared to pre-tax operating income of $25 million in the prior-year period, primarily due to an increase in net unfavorable prior year loss reserve development, as well as an increase in net reserve discount charge reflecting the update to the discount rates used on excess workers’ compensation reserves as result of a decline in Treasury rates. During the third quarter of 2015, certain coverages no longer offered by Commercial Insurance were transferred to Run-off insurance lines.

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, November 3, 2015, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; generation of deployable capital; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per share, and reduce expenses; anticipated restructuring charges and annual cost savings; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring

FOR IMMEDIATE RELEASE

charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, Part I, Item 2, MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2014. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2015 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Share Excluding AOCI and Deferred Tax Assets (DTA) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full-year attribute utilization. Book Value Per Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full-year attribute utilization. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

FOR IMMEDIATE RELEASE

Normalized Return on Equity, Excluding AOCI and DTA further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: catastrophe losses compared to expectations; alternative investment returns compared to expectations; DIB/GCM returns compared to expectations; fair value changes on PICC investments; update of actuarial assumptions; net reserve discount change; Life insurance IBNR death claim charge; and prior year loss reserve development.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization; deferred income tax valuation allowance releases and charges; changes in fair value of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; and net realized capital gains and losses; non-qualifying derivative hedging activities, excluding net realized capital gains and losses. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), Aircraft leasing revenues, income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair values of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense (included in Net investment income for GAAP purposes).

General operating expenses, operating basis, is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating

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litigation reserves and (v) other expense related to a retroactive reinsurance agreement. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of its ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and non-operating litigation reserves and settlements. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: non-operating litigation reserves and settlements; changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); net realized capital gains and losses; and changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

FOR IMMEDIATE RELEASE

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes); and restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization.

Results from discontinued operations are excluded from all of these measures.

#    #    #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Inc.			% Inc.
	2015	2014	(Dec.)	2015	2014	(Dec.)
Reconciliations of Pre-tax and After-tax Operating Income (Loss):
Pre-tax income (loss) from continuing operations	$(115)	$3,019	NM %	$6,213	$9,772	(36.4)%
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(4)	(32)	87.5	39	(162)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	2	45	(95.6)	84	90	(6.7)
Loss on extinguishment of debt	346	742	(53.4)	756	1,014	(25.4)
Net realized capital (gains) losses	342	(536)	NM	(1,125)	(546)	(106.0)
(Income) loss from divested businesses	3	(17)	NM	58	(2,189)	NM
Non-operating litigation reserves and settlements	(30)	(636)	95.3	(86)	(145)	40.7
Reserve development related to non-operating run-off insurance business	30	—	NM	30	—	NM
Restructuring and other costs	274	—	NM	274	—	NM

Pre-tax operating income	$848	$2,585	(67.2)	$6,243	$7,834	(20.3)

Net income (loss) attributable to AIG	$(231)	$2,192	NM	$4,037	$6,874	(41.3)
Adjustments to arrive at after-tax operating income (amounts are net of tax):
Uncertain tax positions and other tax adjustments	233	(25)	NM	142	(14)	NM
Deferred income tax valuation allowance (releases) charges	8	(21)	NM	61	(161)	NM
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(3)	(21)	85.7	25	(105)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	2	29	(93.1)	55	59	(6.8)
Loss on extinguishment of debt	225	482	(53.3)	491	659	(25.5)
Net realized capital (gains) losses	262	(301)	NM	(691)	(365)	(89.3)
(Income) loss from discontinued operations	17	(2)	NM	—	15	NM
(Income) loss from divested businesses	1	(42)	NM	14	(1,453)	NM
Non-operating litigation reserves and settlements	(20)	(569)	96.5	(56)	(250)	77.6
Reserve development related to non-operating run-off insurance business	20	—	NM	20	—	NM
Restructuring and other costs	177	—	NM	177	—	NM

After-tax operating income attributable to AIG	$691	$1,722	(59.9)	$4,275	$5,259	(18.7)

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.17)	$1.54	NM	$3.05	$4.78	(36.2)
loss from discontinued operations	(0.01)	—	NM	—	(0.01)	NM

Net income (loss) attributable to AIG	$(0.18)	$1.54	NM	$3.05	$4.77	(36.1)

Diluted
Income (loss) from continuing operations	$(0.17)	$1.52	NM	$2.97	$4.72	(37.1)
loss from discontinued operations	(0.01)	—	NM	—	(0.01)	NM

Net income (loss) attributable to AIG	$(0.18)	$1.52	NM	$2.97	$4.71	(36.9)

After-tax operating income attributable to AIG per diluted share (a)	$0.52	$1.19	(56.3)%	$3.15	$3.60	(12.5)

Weighted average shares outstanding:
Basic	1,279.1	1,419.2		1,324.4	1,440.1
Diluted (b)	1,279.1	1,442.1		1,357.1	1,459.5

Return on equity (c)	(0.9)%	8.1%		5.1%	8.7%
Return on equity - after-tax operating income, excluding AOCI (d)	2.9%	7.1%		6.0%	7.3%
Return on equity - after-tax operating income, excluding AOCI and DTA (e)	3.5%	8.5%		7.1%	8.9%

As of period end:
Book value per common share (f)				$79.40	$77.35	2.7
Book value per common share excluding accumulated other comprehensive income (g)				$74.14	$69.28	7.0
Book value per common share excluding accumulated other comprehensive income and DTA (h)				$61.91	$58.11	6.5%

Total common shares outstanding				1,246.8	1,403.8

Financial highlights - notes

(a)	For the quarter ended September 30, 2015, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported after-tax operating income, the calculation of after-tax operating income per diluted share includes dilutive shares of 40,356,170.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended September 30, 2015 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(f)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(g)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(h)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Inc.			% Inc.
	2015	2014	(Dec.)	2015	2014	(Dec.)
Reconciliations of General Operating Expenses, Operating basis and GAAP basis
Total general operating expenses, Operating basis	$2,675	$2,993	(10.6)%	$8,401	$8,924	(5.9)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(389)	(408)	4.7	(1,240)	(1,233)	(0.6)
Advisory fee expenses	339	338	0.3	1,012	986	2.6
Non-deferrable insurance commissions	123	130	(5.4)	377	376	0.3
Direct marketing and acquisition expenses, net of deferrals	200	105	90.5	441	367	20.2
Investment expenses reported as net investment income and other	(17)	(24)	29.2	(56)	(77)	27.3

Total general operating and other expenses included in pre-tax income	2,931	3,134	(6.5)	8,935	9,343	(4.4)
Restructuring and other costs	274	—	NM	274	—	NM
Non-operating litigation reserves	(30)	17	NM	5	546	(99.1)

Total general operating and other expenses, GAAP basis	$3,175	$3,151	0.8%	$9,214	$9,889	(6.8)%

	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2015	2015
Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA
Return on equity - after-tax operating income, excluding AOCI and DTA	3.5%	7.1%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses below expectations	(1.7)	(0.7)
Worse than expected alternative returns	1.5	0.2
(Better) worse than expected DIB & GCM returns	0.8	(0.1)
Fair value changes on PICC investments	0.8	—
Update of actuarial assumptions	0.1	—
Net reserves discount charge	0.3	(0.2)
Unfavorable prior year loss reserve development	0.6	0.6

Normalized Return on Equity, excluding AOCI and DTA	5.9%	6.9%